Exhibit 10.24

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated May 16, 2008, between EvoLucia™, Inc., a wholly-owned subsidiary of Sunovia Energy Technologies, Inc. (the “Company”) and Precision-

Lighting™ (the “Buyer”).

W I T N E S S E T H:

The parties hereto are entering into this Agreement, whereby the Company will supply the Buyer with all of Buyer's requirements for the Products, which are defined in section

10.11 and it’s attachments;

NOW, THEREFORE, the parties hereto agree as follows:

1. Agreement to Supply Purchase Orders; Etc.

1.1. The Buyer will submit purchase orders to the Company setting forth the quantities to be supplied, desired delivery dates and shipping instructions consistent with the industry norm for the time required for the manufacture or processing of the Products in the quantities ordered. Any terms, conditions or provisions of any standard order,

acknowledgment, shipping or invoicing forms used by the Buyer or the Company which conflict with this Agreement shall be of no force or effect, it being the intention of the parties that the terms and conditions for sales and purchases of the Products shall be governed by this

Agreement.

1.2 Paragraph 1.1 pertains to the general terms and conditions of our transactions. Under this agreement the business points of our transactions, such as; pricing,

specifications, lead times, and freight, will be further defined in section 10.11, the attachments referenced therein, and any future attachments mutually agreed upon and incorporated into section 10.11.

1.3. The Buyer will purchase from the Company sufficient amounts of

Products to maintain inventories at levels adequate to properly service its customers. The

Company will maintain component stock and production capacity in sufficient quantities to properly service its buyer.

2. Notice of Requirements.

2.1. The Buyer will deliver to the Company a 120-day rolling forecast with a fixed schedule for 60 days upon initiation of this agreement and, as is consistent with industry practice and to the best of Buyer's ability, its estimated requirements of Products for each period. The Buyer will use its best efforts to update such information on a regular basis to enable the Company to perform its obligations under this Agreement. The forecasts are to be used for planning and logistical purposes, but regardless of forecasts, the buyer shall be obliged to purchase only those items specifically authorized with a release purchase order from Buyer.

3. Term.

3.1. The term of this Agreement shall be for a period commencing on the date hereof and for the minimum quantity of each Product as defined in the attached Volume

Purchase Order (the “VPO”), unless modified by mutual agreement of the parties.

4. Price.

4.1. The price for each Product purchased by the Buyer hereunder shall be fixed for the quantities that are defined by the attached VPO for each Product. The Buyer agrees that the Company may substitute Products of equal or better performance and quality as long as there is no increase to the price for all combined Products that are defined within the attached VPO, and only with buyers written approval.

5. Force Majeure.

5.1. Neither party hereto shall be responsible for any failure to comply with the terms hereof for the time and to the extent that such failure is due to a cause or causes beyond its reasonable control, or could not have been avoided by reasonable diligence (a “force majeure”). These causes shall include, without limitation, fire, flood, explosions, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failure of transportation,

inability to secure power fuel, or other material required for the production of Products, inability to utilize the full capacity of any facility due to governmental actions, machinery malfunctions,

inability to obtain necessary permits, licenses or regulatory approvals, war, riot, civil disturbance or insurrection, or epidemics, quarantine restrictions, any action or inaction of any government or agency thereof, or any judicial action.

Upon the occurrence of a force majeure, the party so affected will notify the other party specifying in reasonable detail the nature and expected duration of the force majeure, and such party will have the right to suspend or reduce deliveries or acceptance during the period of the force majeure. If a force majeure affects the Company’s ability to deliver

Products, then the Company agrees to allocate its available production of that particular Product or Products among its various requirements therefore (e.g., manufacturing and sales) in a manner that is fair and reasonable, in which case Buyer may purchase Products from other sources of supply until termination of the force majeure. The provisions of Sections 2-615 and 2-616 of the

Uniform Commercial Code are incorporated herein. The Company will make reasonable efforts to procure Products from an alternative producer or supplier in the event of a force majeure affecting its ability to sell Products to the Buyer pursuant to the terms of this Agreement.

6. Warranty; Indemnification.

6.1. The Company will warrant all products for 60 months for any manufacturers’ defects. The Company’s sole obligation under this warranty is limited to repairing any defective Products or, if any such Products cannot be repaired, to replacing such defective Products, without charge (F.O.B. point of use), for new Products. If repairs are made to such defective Products or new Products are replaced therefore, the Company’s obligation with respect to additional shipping costs will be limited to the delivery of such repaired or new

Products to the respective job site. The Company further warrants that the Products do not infringe any patent, trademark, copyright or other property right owned by a third party. This warranty does not extend to any Product which has been misused or which has been improperly assembled or improperly stored by the Buyer. EXCEPT AS PROVIDED ABOVE, THIS

WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES, EXPRESS

OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING

WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

The Company shall not be liable for incidental, special, exemplary, liquidated or consequential damages or for loss of profit.

6.2. The Company hereby undertakes and agrees to indemnify, defend and keep and save the Buyer harmless from and against any and all liability, claims, damages,

costs and expenses (including reasonable attorneys' fees) of whatever character, including without limitation, any liability, claims, damages, costs and expenses related to patent, trademark or proprietary rights, or that may be claimed or asserted against the Buyer by any person, firm,

corporation or entity whatsoever or whomsoever on account of any actual or alleged injury to person or property arising out of the performance by, or the rights and obligations of the

Company under this Agreement, unless such damage is proven substantially due to proven negligence of the Buyer, in which case the amount of such indemnification shall be reduced proportionately to the degree of damage caused by such proven negligence of the Buyer.

7. Payment.

7.1. The Buyer agrees to pay in full invoices for Products shipped to or on behalf of the Buyer pursuant to this Agreement within 45 days after receipt of the invoice covering each shipment of the Products.

8. Termination; Remedies.

8.1. This Agreement may be terminated in the event that either party materially breaches the terms of this Agreement. In such event, the non-defaulting party must give to the defaulting party not less than 30 days written notice of its intention to terminate this

Agreement, which notice shall specify the effective date of such termination. On such effective date, this Agreement shall terminate unless the defaulting party shall have theretofore remedied or cured all of its breaches under this Agreement.

8.2. Either party may terminate this Agreement immediately by notice to the other if such party becomes insolvent or voluntary or involuntary proceedings are instituted against such party under any federal or state insolvency or bankruptcy laws, such party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for such party, such party’s business is placed under attachment, garnishment or other process involving a significant portion of the business of such party, or such party fails generally to pay its debts as they become due.

8.3. If this Agreement is terminated as permitted by this Section 8, the obligation of the Buyer to pay to the Company the full amount of the purchase price for the

Products which the Buyer has ordered and received, prior to the termination of the Agreement,

shall continue and survive the termination of this Agreement. Further, the termination of this

Agreement shall not relieve the parties of their obligations of confidentiality pursuant to Section

9 of this Agreement.

9. Confidential Information.

9.1. Each party agrees to treat as confidential information all specifications, formulae, quality control standards, process conditions and other types of proprietary information or data provided by the other party after the date hereof in connection with the Products or developed there from. This obligation of confidentiality shall not apply to any such information or data which is generally available to the public, which is revealed to the receiving party by a third party not under an obligation of secrecy to the disclosing party in respect to such information or data, or which the receiving party can show, by its written records,

it possessed prior to receipt from the disclosing party. All such confidential information is considered to be the disclosing party’s proprietary information, and as such, is to be used by the receiving party solely and exclusively in connection with the performance of this Agreement.

Such confidential information is not to be disclosed to any person or persons other than employees of the receiving party who have need for access thereto in connection with this

Agreement or the transactions herein contemplated, and are to be returned to the disclosing party upon request or when the receiving party’s need therefore in connection with this Agreement terminates. Each party’s obligations under this Agreement to maintain the confidentiality of and not to disclose or utilize the other party’s confidential information shall continue for a period of ten years after the date of termination of this Agreement.

10. General.

10.1. Shipment of Products. Delivery terms for the Products to be manufactured by the Company hereunder shall be F.O.B. Yorba Linda, CA or other continental

US assembly facility, with all risk of loss or damage during transit to be for the Companies account. Any costs associated with expedited or rush freight will be borne by the party requiring the expedited service.

10.2. Modification; Waiver. This Agreement may be modified or waived only by a written instrument executed by the parties hereto.

10.3. Entire Agreement. This Agreement supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto in respect of the subject matter hereof (including without limitation any prior written or oral agreements for the sale of the Products by the Company to Buyer and its affiliates or subsidiaries) and embodies, together with the Attachments hereto, the entire agreement between the parties hereto with respect to the subject matter hereof.

10.4. Expenses. Each party will pay its own expenses incident to the preparation and performance of this Agreement.

10.5. Further Actions. Each party will execute and deliver such certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

10.6. Notices. All notices, requests, demands, and other

communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first-class postage paid, return receipt requested, by facsimile transmission or any other delivery service with proof of delivery;

If to EvoLucia™:

Sunovia Energy Technologies.

6408 Parkland Drive

Sarasota, FL 34243

Attention: Donna Webb

VP of Operations

If to the Buyer:

Precision-Lighting ™

23281 LaPalma Avenue

Yorba Linda, CA 92887

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

10.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement to a wholly-owned subsidiary of the Buyer on the condition that the Buyer remain primarily liable for all payments due to the Company under this Agreement.

10.8. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument.

10.9. Governing Law. This Agreement shall be construed,

performed and enforced in accordance with the substantive laws of the State of Illinois, without regard to its conflict of law rules.

10.10. Arbitration. In the event there is any dispute between Buyer and the Company as to their rights and obligations under the Agreement, including, without limitation, construction, interpretation or enforcement of this Agreement, all such disputes shall be submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures. Any arbitration hearing shall be held in Chicago, IL.

Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

10.11 Attachments

Attachment 1 – Volume Purchase Order 080516-1.06

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EvoLucia™, Inc..

By:

Title:

Precision-Lighting™

By:

Title: President / CEO